Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
08-12

Contacts:	James Haddox, CFO	Ken Dennard / ksdennard@drg-e.com
	Reba Reid	Kip Rupp / krupp@drg-e.com
	Quanta Services Inc.	DRG&E
	713-629-7600	713-529-6600
Quanta Announces Notice of Redemption of 4.5% Convertible Subordinated Notes Due 2023
Holders may Instead Elect to Convert Notes into Common Stock
HOUSTON — August 27, 2008 — Quanta Services, Inc. (NYSE: PWR) today announced that it has notified the registered holders of its 4.5% convertible subordinated notes due 2023 that it will redeem all of the notes outstanding on Oct. 8, 2008. The notes will be redeemed at a price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to, but not including, the redemption date. The notes were originally issued on Oct. 17, 2003, in the aggregate principal amount of $270 million and, as a result of the prior conversion of certain of the notes, approximately $269.98 million of the notes remain outstanding. Payment of the redemption price will be made by Wells Fargo Bank, National Association, as trustee, upon presentation and surrender of the notes on or after the redemption date by hand or by mail at the address for the trustee set forth in the redemption notice.
Instead of receiving the cash redemption price, each holder of the 4.5% convertible subordinated notes has the right, at its option, to convert the principal amount of the notes or any portion of such principal amount which is a multiple of $1,000 into Quanta’s common stock at a conversion rate of 89.7989 shares of common stock for each $1,000 principal amount of notes converted. The conversion rate is equivalent to a price of $11.14 per share. The holders may deliver a conversion notice to the trustee at any time before 5:00 pm CDT on Oct. 6, 2008. If all of the outstanding notes are converted into shares of Quanta’s common stock, Quanta will issue to the holders a total of approximately 24.2 million shares of common stock.
Quanta will pay cash to the holders in lieu of the delivery of any fractional shares of common stock issuable upon conversion. Upon the conversion of a note, accrued and unpaid interest on the note will be deemed to be paid in full to the holder through delivery of the common stock.
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Pursuant to the terms of the notes, each holder also has the right, at the holder’s option, to require Quanta to repurchase on Oct. 1, 2008 all of such holder’s notes, or any portion thereof that is a multiple of $1,000, at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest on the notes to, but not including, the repurchase date. Quanta is required by the terms of the notes to pay the repurchase price in cash.
Quanta Services is a leading specialized contracting services company, delivering infrastructure network solutions for the electric power, natural gas, telecommunications and cable television industries. The company’s comprehensive services include designing, installing, repairing and maintaining network infrastructure nationwide. Additionally, Quanta provides point-to-point fiber optic telecommunications infrastructure and leasing in select markets and offers related design, procurement, construction and maintenance services. With operations throughout North America, Quanta has the manpower, resources and expertise to complete projects that are local, regional, national or international in scope.
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